UNITED STATES SECURITIESAND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14AINFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities ExchangeAct of 1934

(Amendment No. )

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☐ Soliciting Material Under § 240.14a-12

PACIRA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

DOMA PERPETUAL LO EQUITY MASTER FUND LP

DOMA PERPETUAL CAPITAL MANAGEMENT LLC

DOMA1 LLC

DOMA PERPETUAL PARTNERS GP LLC

DOMA2 LLC

RELIABILITY LLC

PEDRO ESCUDERO

ERIC DE ARMAS

CHRISTOPHER DENNIS

OLIVER BENTON “BEN” CURTIS III

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per ExchangeAct Rules 14a-6(i)(1) and 0-11

DOMA Perpetual Capital Management LLC, a Delaware limited liability company, together with the other participants named herein (collectively, “DOMA”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DOMA’s slate of highly qualified director candidates (the “DOMA Nominees”) and the other proposals to be presented at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

Item 1: On May 28, 2026, DOMA issued the following press release.

DOMA PERPETUAL CAPITAL MANAGEMENT QUESTIONS WHY SHAREHOLDERS SHOULD VOTE TO CONTINUE WITH A BOARD THAT HAS OVERSEEN A DECADE OF VALUE DESTRUCTION

PACIRA’S STOCK PRICE IS DOWN FOR EVERY RECENT PERIOD: 10 YEAR, 5 YEAR, 3 YEAR, 2 YEAR, ONE YEAR, AND YEAR-TO-DATE

DOMA BELIEVES MANAGEMENT IS MISLEADING STAKEHOLDERS REGARDING ITS PATENT PROTECTION AND MINIMIZING THE POTENTIAL BUSINESS-DESTROYING CONSEQUENCES OF ANOTHER LEGAL LOSS, CONSTITUTING GROSS NEGLIGENCE

DOMA CONTENDS THE BOARD IS REFUSING TO EXPLORE A SALE BECAUSE DIRECTORS DO NOT WANT TO LOSE THEIR JOBS, PUTTING THEIR INTERESTS AHEAD OF SHAREHOLDERS

MIAMI, May 28, 2026 /PRNewswire/ -- DOMA Perpetual Capital Management (“DOMA Perpetual”) is a fundamentals-based, value-oriented asset management firm, which, together with its affiliates (collectively, “DOMA” or “we”), beneficially owns approximately 7.5% of the outstanding shares of common stock of Pacira BioSciences, Inc. (NASDAQ: PCRX) (“Pacira” or the “Company”).

While the Company has repeatedly highlighted the strength of its patent portfolio and related protections, the market’s response is a clear indication that investors remain unconvinced. This disconnect is further reflected in the Company’s share price, which has declined across virtually every meaningful historical measurement period. Over this same period, Management and the Board have compensated themselves generously, removing performance-based guardrails for compensation in favor of payouts with less correlation to business results or value creation.

Period	Total Shareholder Return (price-only)1
Year-to-Date (YTD)	- 10%
1-Year Return	- 9%
2-Year Return	-21%
Since Frank Lee as CEO2	-27%
3-Year Return	-41%
5-Year Return	-65%
10-Year Return	-46%

We believe the Company continues to mislead investors regarding the threat posed by generics, mischaracterizing the Fresenius Kabi settlement as a wholly positive development for stakeholders and misrepresenting the actual protections offered by current patents. In our view, Management was unprepared for its first patent defeat in the lower court, as reflected in Pacira’s Q2 2024 earnings call, when the Company’s Chief Legal and Compliance Officer, Anthony Molloy III, stated:

“[the ’495 patent] is only the first patent being litigated. Three additional infringement lawsuits are underway for our 348, 574, 575 and 706 patents, and these patents are broader than the ’495 patent. We also have other patents that are forthcoming, many of which will be listed in the Orange Books with expiration dates through January 2041. In order to become commercially successful, eVenus would have to overcome all of our patents.”

Days later, the Court ruled against Pacira with respect to the ’495 patent. Following that adverse ruling, the Company entered into a settlement that conceded hundreds of millions of dollars of EXPAREL’s future revenue stream, despite prior assertions that any generic competitor “would have to overcome all of our patents” to threaten EXPAREL’s position in the market.

The Company appears to lack any coherent risk management strategy. We believe Management continues to mislead investors about the expiration of key product patents and the potential impact of challenges to the manufacturing patents by additional generic entrants. If further generic competition emerges and the Company is forced to concede an even greater share of EXPAREL revenues — which currently account for approximately 80% of total Company revenue, making it an “essential and mission-critical asset” — the implications for the business would be catastrophic. Under such a scenario, management’s “5x30” plan, which requires significant capital generated from EXPAREL sales, would likely become impossible to achieve, causing the business to collapse.

A larger company with more resources and other profitable products is better suited to fight off any threat posed by generic versions. Such company’s stock price would not be decimated by a single adverse ruling in a lower court and it could maintain the fight through a lengthy appeals process without the need to settle. Such a company would also maintain advantages via larger distribution, branding, marketing spend, penetration throughout the entire U.S. market and the capacity to grow EXPAREL much faster than Pacira currently can. Further, a larger company can value the business on gross profit because after acquiring Pacira it will be able to synergistically reduce the costs and expenses associated with the production, sale and distribution of EXPAREL. We believe this may explain why the Board and Management refuse to consider a path that could offer the strongest protection and create maximum shareholder value; a sale will likely cost them their jobs. We are not advocating a “fire sale,” but a disciplined process to test market value. A potential sale may prove to be the best way to regain certainty and shareholder return.

1 Stock price as of the close on May 20, 2026 (source: Bloomberg)

2 Frank Lee was appointed CEO of Pacira on January 2, 2024

Pacira’s stakeholders are the ones who have suffered as Management and the Board enriched themselves despite overseeing massive and persistent underperformance. Shareholders should be in control of the business they own. They should be the ones to vote and decide whether the price the Company finds in the market is adequate or not.

The Company’s stakeholders should not accept continued underperformance from a Board and Management team that cannot be counted on to represent shareholders’ interests. In our view, the failure to adequately explore strategic alternatives continues to negatively affect stakeholders and imperils the business, constituting gross negligence and a failure of the Duty of Care. Shareholders deserve new leadership that is willing to proactively evaluate all available options to protect the business and maximize shareholder value.

We strongly urge all shareholders that support our mission to install new voices and perspectives in the Pacira Boardroom to vote FOR all three DOMA nominees, Christopher Dennis, MD, MBA, FAPA, Oliver Benton "Ben" Curtis III, and Eric de Armas, using the WHITE proxy card in advance of the June 9, 2026, annual meeting.

Contact:

DOMA Perpetual Capital Management LLC

ir@domaperpetual.com

or

MacKenzie Partners, Inc.

Bob Marese

bmarese@mackenziepartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DOMA Perpetual Capital Management LLC, a Delaware limited liability company (“DOMA”), together with the other participants named herein, have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

DOMA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are DOMA, DOMA1 LLC, a Delaware limited liability company (“DOMA1”), DOMA Perpetual LO Equity Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands (“DOMA LO Master”), DOMA Perpetual Partners GP LLC, a Delaware limited liability company (“DOMA GP”), DOMA2 LLC, a Delaware limited liability company (“DOMA2”), Reliability LLC, an investment holding company wholly-owned by the John Templeton Foundation (“JTF”), Pedro Escudero, Christopher Dennis, Oliver Benton Curtis and Eric de Armas.

As of the date hereof, DOMA LO Master directly beneficially owns 1,965,775 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, JTF directly beneficially owns 812,019 shares of Common Stock[i]. As of the date hereof, Pedro Escudero directly beneficially owns 159,000 shares of Common Stock. As of the date hereof, Mr. de Armas directly beneficially owns 1,389 shares of Common Stock. As Investment Manager of DOMA LO Master and JTF, DOMA may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA, DOMA1 may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA. As general partner of DOMA LO Master, DOMA GP may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA GP, DOMA2 may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA GP. As Founder and Chief Investment Officer of DOMA and Managing Member of DOMA GP, DOMA1 and DOMA2, Mr. Escudero may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA and DOMA GP in addition to the 159,000 shares of Common Stock directly beneficially owned by Mr. Escudero. As of the date hereof, neither Messrs. Dennis nor Curtis beneficially owns any shares of Common Stock.

Disclaimer

This press release and the attached letter have been prepared by DOMA. The views expressed herein reflect the opinions of DOMA and are based on publicly available information with respect to Pacira BioSciences, Inc. (“Pacira” or the “Company”). DOMA recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with DOMA’s conclusions. DOMA reserves the right to change or modify any such views or opinions at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials.

For the avoidance of doubt, this press release was not produced by any person that is affiliated with Pacira, nor was its content endorsed by Pacira. This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. One or more funds managed by DOMA currently beneficially own shares of the Company.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on DOMA’s current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of DOMA.

i DOMA is acting as investment manager with respect to the shares beneficially owned by JTF, over which DOMA exercises discretionary investment and voting authority. JTF is not making or sponsoring the director nominations.

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